SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SAN ANTONIOS RESOURCES, INC.

(Exact Name of Registrant as Specified in its Charter)

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British Columbia	None
(State or Other Jurisdiction of incorporation or organization)	(IRS Employer ID No.)

000-30330

(Commission File No.)

Suite 1120, 750 West Pender St., Vancouver, BC V6C 2T8

(Address of Principal Executive Offices)

604-669-1116

(Issuer's Telephone Number, including Area Code)

Consultant Compensation Agreement

(Full Title of the Plan)

Michael L. Labertew, Esq.

2469 E. Ft. Union Blvd #214

Salt Lake City, UT 84121

(Name and Address of Agent for Service)

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX: [ X ]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit/Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, without par value, subject to outstanding options under the plan	400,000	$0.125	$50,000	$ 4.60 (1)

(1) Calculated according to Rule 230.457(h) of the Securities and Exchange Commission, based upon the exercise price of the options covering the underlying Common Shares to be issued under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document containing the information specified in Part I will be sent or given to the employee as specified by Rule 428(b)(1). In accordance with the instructions to Part I of Form S-8, such document will not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration Statement and made a part hereof, to wit:

(a) The Registrant's Annual Report on Form 20-F filed on July 15, 2002, for the fiscal year ended December 31, 2001;

(b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") for the past twelve months;

(c) Not applicable.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and made a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Executive Officers.

The Registrant is a Canadian company incorporated under the British Columbia Company Act ("BCCA").

Section 128 of the BCCA provides that:

(1) A company may indemnify a person who is a director or former director of the company or is a director or former director of a corporation of which the company is or was a shareholder, and the person's heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by the person, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which the person is made a party because of being or having been a director, including an action brought by the company or corporation, if

a) the person acted honestly and in good faith with a view to the best interests of the corporation of which the person is or was a director, and

b) in the case of a criminal or administrative action or proceeding, the person had reasonable grounds for believing that the person's conduct was lawful.

(2) The court, on the application of a company, director or a former director, may make an order approving an indemnity under this section, and the court may make any further order it considers appropriate.

(3) On an application under subsection (2) above, the court may order notice to be given to any interested person.

(4) A company may purchase and maintain insurance for the benefit of a person referred to in this section against any liability incurred by the person as a director or officer.

(5) Subsections (1) to (3) above apply to officers or former officers of a company or of a corporation of which the company is or was a shareholder.

Under Part 19 of the Registrant's Articles:

Section 19.1 requires that, subject to the provisions of the BCCA, the directors shall cause the Registrant to indemnify a director or former director of the Registrant and the directors may cause the Registrant to indemnify a director or former director of a corporation of which the Registrant is or was a shareholder and the heirs and personal representatives of any such person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or them including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is or they are made a party by reason of his being or having been a director of the Registrant or a director of such corporation, including any action brought by the Registrant or any such corporation. Each director of the Registrant on being elected or appointed shall be deemed to have contracted with the Registrant on the terms of the foregoing indemnity.

Section 19.2 requires that, subject to the provisions of the BCCA, the directors may cause the Registrant to indemnify any officer, employee or agent of the Registrant or of a corporation of which the Registrant is or was a shareholders (notwithstanding that he is also a director) and his heirs and personal representatives against all costs, charges and expenses whatsoever incurred by him or them and resulting from his acting as an officer, employee or agent of the Registrant or such corporation. In addition, the Registrant shall indemnify the secretary or an assistant secretary of the Registrant (if he shall not be a full time employee of the Registrant and notwithstanding that he is also a director) and his respective heirs and legal representatives against all costs, charges and expenses whatsoever incurred by him or them and arising out of the functions assigned to the secretary by the BCCA or the Registrant's Articles and each such secretary and assistant secretary shall on being appointed be deemed to have contracted with the Registrant on the terms of the foregoing indemnity.

Section 19.3 states that the failure of a director or officer of the Registrant to comply with the provisions of the BCCA or of the Registrant's Memorandum or the Articles shall not validate any indemnity to which he is entitled under this Part 19.

Section 19.4 states that the directors may cause the Registrant to purchase and maintain insurance for the benefit of any person who is or was serving as a director, officer, employee or agent of the Registrant or as a director, officer, employee or agent or any corporation of which the Registrant is or was a shareholder and his heirs or personal representatives against any liability incurred by him as such director, officer, employee or agent.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Michael L. Labertew, Esq., regarding legality of the Common Shares being registered
23.1	Consent of Deloitte Touche LLP, Independent Chartered Accountants
23.2	Consent of Michael L. Labertew, Esq. (included in opinion filed as Exhibit 5.1)
99.1	Consultant Compensation Agreement

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, executive officers and controlling persons of the Registrant as outlined above or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, executive officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on the date or dates appearing opposite the respective signatures hereto.

Registrant: SAN ANTONIOS RESOURCES INC.

Date: 9/20/2002 By: /s/ Antonios Kripotos

Antonios Kripotos

Chairman of the Board, President,

Chief Executive Officer

(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes any one director, as attorney-in-fact with full powers of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
Date Signed	Signature	Title
09/20/02	/s/ Antonios Kripotos Antonios Kripotos	Chairman of the Board, President, Chief Executive Officer & Director (Principal Executive Officer and Principal Financial and Accounting Officer)
09/20/02	/s/ Linda Holmes Linda Holmes	Corporate Secretary & Director
09/20/02	/s/ Roy Ellerman Roy Ellerman	Director